Cass Commercial Bank Names Eric Giering President March 30,2026 – Cass Information Systems, Inc. (Nasdaq: CASS), a leading provider of information and payment management solutions, announced today that Eric Giering has been named President of Cass Commercial Bank, its commercial banking subsidiary. Giering succeeds Dwight D. Erdbruegger, who will retire in September after serving as President of Cass Commercial Bank since July 2018. Under Erdbruegger’s leadership, the Bank strengthened its market position, expanded key lines of business, and continued its long- standing record of conservative credit management and strong financial performance. Giering has served as Director of Commercial Banking since joining Cass Commercial Bank in 2019. During his tenure, he has played a key role in advancing the Bank’s commercial banking strategy, supporting growth and strengthening client relationships while maintaining the Bank’s long-standing commitment to disciplined credit practices and sound risk management. “Eric is a proven leader with a deep understanding of our clients, our culture, and our commitment to prudent banking,” said Martin Resch, President and Chief Executive Officer of Cass Information Systems, Inc. “His experience, leadership style, and strategic mindset position him well to continue the Bank’s tradition of stability and thoughtful growth.” Giering brings more than three decades of commercial banking experience, including senior leadership roles at BMO Harris Bank, Commerce Bank, National City Bank, and First of America Bank. His background includes extensive experience in credit risk management, portfolio leadership, and new business development across multiple industries and markets.

“I am honored to serve as President of Cass Commercial Bank,” said Giering. “Cass has an exceptional legacy built on integrity, disciplined risk management, and strong relationships. I look forward to working with our talented team to support our clients and continue delivering consistent, long-term value.” Giering holds a Master of Business Administration in Finance from Central Michigan University and a Bachelor of Business Administration in Finance from Western Michigan University. About Cass Commercial Bank Founded in 1906, Cass Commercial Bank is a St. Louis-based commercial bank providing sophisticated financial services to privately held businesses, companies, faith-based institutions, and nonprofit organizations. The Bank is a member of the Federal Reserve System and is a wholly owned subsidiary of Cass Information Systems, Inc. About Cass Information Systems, Inc. Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control, and efficiency across their supply chains, communications networks, facilities, and other operations. Disbursing tens of billions of dollars annually on behalf of its clients, Cass is uniquely supported by its wholly owned subsidiary, Cass Commercial Bank. Cass is a member of the Russell 2000®.